CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” and to the incorporation by reference of our reports dated May 18, 2010 in the Registration Statement (Form N-1A) of the AIM Sector Funds (Invesco Sector Funds) and the related Prospectuses and Statement of Additional Information of the Invesco Van Kampen Mid Cap Growth Fund, Invesco Van Kampen Small Cap Value Fund, Invesco Van Kampen Utility Fund, and Invesco Van Kampen Value Opportunities Fund filed with the Securities and Exchange Commission in this Post Effective Amendment No. 60 to the Registration Statement under the Securities Act of 1933 (Registration No. 002-85905).
ERNST & YOUNG LLP
Chicago, Illinois
July 23, 2010